EXHIBIT 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2005

ARCH CAPITAL GROUP LTD. REPORTS 2005 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 13, 2006 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2005 fourth quarter was $100.9 million, or $1.34 per share, compared to $107.1 million, or $1.45 per share, for the 2004 fourth quarter. For the year ended December 31, 2005, the Company reported net income of $256.5 million, or $3.43 per share, compared to $316.9 million, or $4.37 per share, for the year ended December 31, 2004. The Company’s diluted book value per share increased by 9.0% to $33.82 at December 31, 2005 from $31.03 per share at December 31, 2004 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross and net premiums written for the 2005 fourth quarter were $1.05 billion and $827.9 million, respectively, compared to $914.2 million and $675.6 million, respectively, for the 2004 fourth quarter, and $4.01 billion and $3.14 billion, respectively, for the year ended December 31, 2005, compared to $3.67 billion and $2.98 billion, respectively, for the year ended December 31, 2004. The Company’s combined ratio was 87.2% for the 2005 fourth quarter, compared to 87.8% for the 2004 fourth quarter, and 95.8% for the year ended December 31, 2005, compared to 92.1% for the year ended December 31, 2004. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income of $142.3 million for the 2005 fourth quarter, or $1.89 per share, compared to $117.4 million, or $1.59 per share, for the 2004 fourth quarter, and $286.7 million, or $3.84 per share, for the year ended December 31, 2005, compared to $320.2 million, or $4.41 per share, for the year ended December 31, 2004. Operating income or loss, a non-GAAP measure, is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, certain non-cash compensation and other income or loss, net of income taxes. See page 6 for a further discussion of operating income and Regulation G.

In the 2005 fourth quarter, the Company recorded estimated after-tax net losses of $56.9 million, or $0.76 per share, related to Hurricane Wilma, after reinsurance recoveries and net of reinstatement premiums, and an additional $16.2 million, or $0.21 per share, related to the 2005 third quarter hurricanes and the European Floods. Such estimates were based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers and a review of the Company’s in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended December 31,		Years Ended December 31,
(U.S. dollars in thousands)	2005	2004	2005	2004
Gross premiums written	$1,045,330	$914,222	$4,014,817	$3,667,991
Net premiums written	827,939	675,569	3,138,772	2,980,032
Net premiums earned	792,981	749,249	2,977,716	2,915,882
Underwriting income	101,112	93,905	133,268	235,869

Combined ratio	87.2%	87.8%	95.8%	92.1%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share amounts:

(U.S. dollars in thousands,	Three Months Ended December 31,		Years Ended December 31,
except per share data)	2005	2004	2005	2004

Operating income	$142,315	$117,362	$286,692	$320,164
Net realized gains (losses)	(42,757)	9,444	(51,068)	27,614
Net foreign exchange gains (losses)	1,941	(16,470)	23,357	(18,474)
Non-cash compensation	(606)	(1,288)	(2,495)	(8,379)
Other income (loss)	—	(1,915)	—	(4,026)
Net income	$100,893	$107,133	$256,486	$316,899

Diluted per share results:
Operating income	$1.89	$1.59	$3.84	$4.41
Net realized gains (losses)	(0.57)	0.13	(0.69)	0.38
Net foreign exchange gains (losses)	0.03	(0.22)	0.31	(0.25)
Non-cash compensation	(0.01)	(0.02)	(0.03)	(0.11)
Other income (loss)	—	(0.03)	—	(0.06)
Net income	$1.34	$1.45	$3.43	$4.37

Diluted average shares outstanding	75,329,976	73,740,834	74,709,858	72,519,045

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries for the 2005 fourth quarter of 87.2% consisted of a loss ratio of 58.0% (including 7.5 points related to Hurricane Wilma) and an underwriting expense ratio of 29.2%. The combined ratio for the 2004 fourth quarter of 87.8% consisted of a loss ratio of 59.9% and an underwriting expense ratio of 27.9%. The loss ratio for the 2005 fourth quarter was comprised of 30.8 points of paid losses, 31.3 points related to reserves for reported losses and a reduction of 4.1 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through December 31, 2005.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities was $346.5 million for the 2005 fourth quarter, compared to $454.6 million for the 2004 fourth quarter, and $1.45 billion for the year ended December 31, 2005, compared to $1.81 billion for the year ended December 31, 2004. The decrease in operating cash flows in the 2005 periods was due, in part, to a higher level of paid losses as the Company’s insurance and reinsurance loss reserves have continued to mature.

Net investment income increased to $70.1 million for the 2005 fourth quarter from $45.6 million for the 2004 fourth quarter, and $232.9 million for the year ended December 31, 2005 from $143.7 million for the year ended December 31, 2004. The higher level of net investment income in the 2005 periods resulted from growth in average invested assets and an increase in the pre-tax investment income yield to 4.0% for the 2005 fourth quarter, compared to 3.3% for the 2004 fourth quarter, and 3.7% for the year ended December 31, 2005, compared to 3.0% for the year ended December 31, 2004. Net realized losses of $45.7 million in the 2005 fourth quarter included a provision of $25.7 million for declines in the market value of investments held in the Company’s available for sale portfolio which were considered, under current accounting principles, to be other-than-temporary. The declines in market value on such securities were primarily due to the effects of changes in interest rates. The decision to record realized losses on such securities had no impact on the Company’s shareholders’ equity or diluted book value per share.

The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at December 31, 2005 and 2004. The average effective duration of the Company’s investment portfolio was 3.3 years at December 31, 2005, compared to 3.7 years at December 31, 2004, while the imbedded book yield, before investment expenses, increased to 4.2% at December 31, 2005, compared to 3.5% at December 31, 2004.

The effective tax rate on income before income taxes was 10.9% for the 2005 fourth quarter, compared to 10.7% for the 2004 fourth quarter, and 10.1% for the year ended December 31, 2005, compared to 7.6% for the year ended December 31, 2004. The effective tax rate on pre-tax operating income was 10.1% for the 2005 fourth quarter, compared to 9.0% for the 2004 fourth quarter, and 10.3% for the year ended December 31, 2005, compared to 7.1% for the year ended December 31, 2004. Differences in the effective tax rates in the 2005 and 2004 periods resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. During interim periods, the Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently estimates that its effective tax rate on pre-tax operating income for 2006 will be in the range of 6.5% to 9.5%, but recognizes that the rate may fluctuate based on the relative mix of income reported by jurisdiction.

On a pre-tax basis, net foreign exchange gains for the 2005 fourth quarter of $1.4 million consisted of net unrealized gains of $2.2 million and net realized losses of $0.8 million, compared to net foreign exchange losses for the 2004 fourth quarter of $15.8 million, which consisted of net unrealized losses of $15.4 million and net realized losses of $0.4 million. Net foreign exchange gains for the year ended December 31, 2005 of $22.2 million consisted of net unrealized gains of $23.3 million and net realized losses of $1.1 million, compared to net foreign exchange losses for the year ended December 31, 2004 of $17.4 million, which consisted of net unrealized losses of $16.3 million and net realized losses of $1.1 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2005 and 2004 periods, the net foreign exchange gains or losses recorded by the Company were largely offset by changes in the value of the Company’s investments held in foreign currencies.

On December 29, 2005, Arch Reinsurance Ltd. (“Arch Re Bermuda”), the Company’s Bermuda-based reinsurer, entered into a quota share reinsurance treaty with Flatiron Re Ltd., a newly-formed Bermuda reinsurance company, pursuant to which Flatiron Re Ltd. is assuming a 45% quota share of certain lines of property and marine business underwritten by Arch Re Bermuda for the 2006 and 2007 underwriting years (January 1, 2006 to December 31, 2007). The quota share is subject to decrease by Arch Re Bermuda under certain circumstances. In addition, in certain circumstances, Flatiron Re Ltd. may extend at its option the coverage provided by the quota share reinsurance treaty to Arch Re Bermuda’s 2008 underwriting year. The Company expects that Arch Re Bermuda will increase its business writings in 2006 in certain lines of property and marine business in response to current market conditions.

At December 31, 2005, the Company’s capital of $2.78 billion consisted of senior notes of $300.0 million, representing 10.8% of the total, and shareholders’ equity of $2.48 billion, representing the balance. The increase in the Company’s capital in 2005 of $238.6 million was primarily attributable to net income. In the 2005 fourth quarter, the holders of 37,327,502 series A convertible preference shares of the Company converted all of such shares into an equal number of common shares of the Company pursuant to the certificate of designations relating to the preference shares. Following such conversion, there are no remaining outstanding series A convertible preference shares. Since the preference shares were treated as common share equivalents in the Company’s reported financial results, the conversion had no impact on diluted net income per share or diluted book value per share.

Diluted weighted average shares outstanding, which is used in the calculation of net income per share and operating income per share, was 1.6 million shares higher for the 2005 fourth quarter than for the 2004 fourth quarter, and 2.2 million shares higher for the year ended December 31, 2005 than for the year ended December 31, 2004. The increase was due, in part, to increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method and the exercise of stock options. Under the treasury stock method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases. In addition, diluted weighted average shares outstanding for the year ended December 31, 2005 reflects the full weighting of 4.7 million common shares issued in March 2004.

On February 1, 2006, the Company issued in a public offering $200.0 million of its 8.00% series A non-cumulative preferred shares with a liquidation preference of $25.00 per share. The Company intends to use the net proceeds of the offering for general corporate purposes, including contributions to the capital of its wholly owned insurance and reinsurance subsidiaries to support their underwriting activities. The Company has the right to redeem all or a portion of the preferred shares at a redemption price of $25.00 per share on or after February 1, 2011.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on Tuesday, February 14, 2006. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on February 14 through midnight Eastern Time on March 14, 2006. A telephone replay of the conference call also will be available beginning on February 14 at 12:00 p.m. Eastern Time until February 21 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 81634566), and international callers should dial 617-801-6888 (passcode 81634566).

Arch Capital Group Ltd., a Bermuda-based company with approximately $2.8 billion in capital at December 31, 2005, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through December 31, 2005;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic, financial and foreign exchange market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization.

Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income.

Non-cash compensation includes costs related to the Company’s capital raising activities and the commencement of the Company’s new underwriting initiative in 2001. Since these charges, in large part, do not relate to the Company’s current operations, the Company has excluded such charges from operating income. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

Other income or loss includes amounts generated by certain of the Company’s privately held securities which were accounted for under the equity method of accounting prior to the sale of such securities in 2004 and, for the 2004 fourth quarter, the one-time write down of the carrying value of a subsidiary which was subsequently sold in the 2004 fourth quarter. Under equity method accounting, the Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excluded such amounts from the calculation of operating income.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

 (U.S. dollars in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Revenues
Net premiums written	$827,939	$675,569	$3,138,772	$2,980,032
(Increase) decrease in unearned premiums	(34,958)	73,680	(161,056)	(64,150)
Net premiums earned	792,981	749,249	2,977,716	2,915,882
Net investment income	70,056	45,569	232,902	143,705
Net realized gains (losses)	(45,731)	10,154	(53,456)	30,237
Fee income	991	5,271	10,367	19,422
Other income (loss)	—	(1,948)	—	(5,196)
Total revenues	818,297	808,295	3,167,529	3,104,050

Expenses
Losses and loss adjustment expenses	460,271	448,494	2,001,949	1,876,605
Acquisition expenses	162,446	136,692	579,920	563,917
Other operating expenses	77,454	80,284	297,047	275,863
Interest expense	5,607	5,620	22,504	17,970
Net foreign exchange (gains) losses	(1,411)	15,835	(22,180)	17,438
Non-cash compensation	686	1,406	2,854	9,130
Total expenses	705,053	688,331	2,882,094	2,760,923

Income Before Income Taxes	113,244	119,964	285,435	343,127

Income tax expense	12,351	12,831	28,949	26,228

Net Income	$100,893	$107,133	$256,486	$316,899

Net Income Per Share Data
Basic	$2.68	$3.16	$7.26	$10.04
Diluted	$1.34	$1.45	$3.43	$4.37

Weighted Average Shares Outstanding
Basic	37,661,720	33,914,484	35,342,650	31,560,737
Diluted	75,329,976	73,740,834	74,709,858	72,519,045

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,
	2005	2004
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2005, $5,310,712; 2004, $5,506,193)	$5,280,987	$5,545,121
Short-term investments available for sale, at fair value (amortized cost: 2005, $679,530; 2004, $155,498)	681,887	155,771
Short-term investment of funds received under securities lending agreements, at fair value (amortized cost: 2005, $893,379)	893,379	—
Other investments, at fair value (cost: 2005, $59,839; 2004, $17,022)	70,233	21,571
Cash	222,477	113,052
Total investments and cash	7,148,963	5,835,515

Accrued investment income	62,196	57,163
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	863,866	—
Premiums receivable	672,902	520,781
Funds held by reinsureds	167,739	209,946
Unpaid losses and loss adjustment expenses recoverable	1,389,768	617,607
Paid losses and loss adjustment expenses recoverable	80,948	25,977
Prepaid reinsurance premiums	322,435	298,367
Deferred income tax assets, net	71,139	58,745
Deferred acquisition costs, net	317,357	278,184
Other assets	391,123	316,469
Total Assets	$11,488,436	$8,218,754

Liabilities
Reserve for losses and loss adjustment expenses	$5,452,826	$3,492,759
Unearned premiums	1,699,691	1,518,162
Reinsurance balances payable	150,451	169,502
Senior notes	300,000	300,000
Deposit accounting liabilities	43,104	44,023
Securities lending collateral	893,379	—
Payable for securities purchased	12,020	53,642
Other liabilities	456,438	398,760
Total Liabilities	9,007,909	5,976,848

Commitments and Contingencies

Shareholders’ Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2004, 37,348,150)	—	373
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2005, 73,334,870; 2004, 34,902,923)	733	349
Additional paid-in capital	1,595,440	1,560,291
Deferred compensation under share award plan	(9,646)	(9,879)
Retained earnings	901,348	644,862
Accumulated other comprehensive income (loss), net of deferred income tax	(7,348)	45,910
Total Shareholders’ Equity	2,480,527	2,241,906
Total Liabilities and Shareholders’ Equity	$11,488,436	$8,218,754

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

 (U.S. dollars in thousands)

	Years Ended December 31,
	2005	2004
Preference Shares
Balance at beginning of year	$373	$388
Converted to common shares	(373)	(15)
Balance at end of year	—	373

Common Shares
Balance at beginning of year	349	282
Common shares issued	11	52
Converted from preference shares	373	15
Balance at end of year	733	349

Additional Paid-in Capital
Balance at beginning of year	1,560,291	1,361,267
Common shares issued	8,376	190,160
Exercise of stock options	27,342	9,851
Common shares retired	(1,511)	(3,175)
Other	942	2,188
Balance at end of year	1,595,440	1,560,291

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,879)	(15,004)
Restricted common shares issued	(6,970)	(7,760)
Deferred compensation expense recognized	7,203	12,885
Balance at end of year	(9,646)	(9,879)

Retained Earnings
Balance at beginning of year	644,862	327,963
Net income	256,486	316,899
Balance at end of year	901,348	644,862

Accumulated Other Comprehensive Income (Loss), Net of Deferred Income Tax
Balance at beginning of year	45,910	35,833
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(52,271)	6,079
Foreign currency translation adjustments, net of deferred income tax	(987)	3,998
Balance at end of year	(7,348)	45,910

Total Shareholders’ Equity	$2,480,527	$2,241,906

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	Years Ended December 31,
	2005	2004
Comprehensive Income
Net income	$256,486	$316,899
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during year	(105,637)	30,443
Reclassification of net realized (gains) losses, net of income taxes, included in net income	53,366	(24,364)
Foreign currency translation adjustments	(987)	3,998
Other comprehensive income (loss)	(53,258)	10,077
Comprehensive Income	$203,228	$326,976

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Years Ended December 31,
	2005	2004
Operating Activities
Net income	$256,486	$316,899
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	55,754	(28,415)
Other (income) loss	—	4,296
Non-cash compensation	8,218	14,575
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	1,187,906	1,354,580
Unearned premiums, net of prepaid reinsurance premiums	157,461	63,798
Premiums receivable	(152,121)	(90,518)
Deferred acquisition costs, net	(39,173)	(5,482)
Funds held by reinsureds	42,207	1,998
Reinsurance balances payable	(19,051)	92,256
Accrued investment income	(5,033)	(27,212)
Paid losses and loss adjustment expenses recoverable	(54,971)	(18,099)
Deferred income tax assets, net	(9,075)	(24,416)
Deposit accounting liabilities	(919)	18,261
Other liabilities	50,706	170,991
Other items, net	(26,374)	(36,457)
Net Cash Provided By Operating Activities	1,452,021	1,807,055
Investing Activities
Purchases of fixed maturity investments	(10,361,040)	(6,470,687)
Proceeds from sales of fixed maturity investments	9,174,319	4,153,463
Proceeds from redemptions and maturities of fixed maturity investments	386,523	186,091
Purchases of other investments	(57,453)	—
Proceeds from sales of other investments	15,679	16,833
Net (purchases) sales of short-term investments	(507,048)	64,182
Investment of securities lending collateral	(893,379)	—
Proceeds from sale of companies	—	33,069
Purchases of furniture, equipment and other	(13,668)	(15,455)
Net Cash Used For Investing Activities	(2,256,067)	(2,032,504)
Financing Activities
Proceeds from common shares issued	21,696	187,531
Proceeds from issuance of senior notes	—	296,442
Repayment of revolving credit agreement borrowings	—	(200,000)
Securities lending collateral received	893,379	—
Repurchase of common shares	(1,447)	(1,682)
Net Cash Provided By Financing Activities	913,628	282,291
Effects of exchange rate changes on foreign currency cash	(157)	(689)
Increase in cash	109,425	56,153
Cash beginning of year	113,052	56,899
Cash end of year	$222,477	$113,052
Income taxes paid, net	$40,090	$27,329
Interest paid	$22,279	$12,808

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	Three Months Ended December 31,		Years Ended December 31,
Net investment income yield (at amortized cost)	2005	2004	2005	2004

Pre-tax	4.0%	3.3%	3.7%	3.0%
After-tax	3.8%	3.1%	3.5%	2.9%

	December 31,
Fixed maturities and short-term investments (1)	2005	2004

Average effective duration (in years)	3.3	3.7
Average credit quality (Standard & Poors)	AA+	AA+
Imbedded book yield (2)	4.2%	3.5%

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004

Annualized operating return on average equity (3)	23.6%	21.5%	12.1%	16.2%

(1)	Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.
(2)	Before investment expenses.
(3)

Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments – reinsurance and insurance – and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Intersegment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (primarily non-standard auto prior to the sale of such operations in December 2004, collateralized protection business and certain programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, net of related expenses, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses, non-cash compensation and income taxes. The corporate and other segment also includes the results of the Company’s merchant banking operations prior to the sale of such operations in October 2004.

The following tables set forth underwriting income by segment, together with a reconciliation of underwriting income to net income:

	Three Months Ended December 31, 2005
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$439,613	$623,969	$1,045,330
Net premiums written	419,955	407,984	827,939

Net premiums earned	$415,951	$377,030	$792,981
Policy-related fee income	—	897	897
Other underwriting-related fee income (loss)	316	(222)	94
Losses and loss adjustment expenses	(247,879)	(212,392)	(460,271)
Acquisition expenses, net	(121,394)	(41,052)	(162,446)
Other operating expenses	(16,928)	(53,215)	(70,143)
Underwriting income	$30,066	$71,046	101,112

Net investment income			70,056
Net realized losses			(45,731)
Other expenses			(7,311)
Interest expense			(5,607)
Net foreign exchange gains			1,411
Non-cash compensation			(686)
Income before income taxes			113,244
Income tax expense			(12,351)

Net income			$100,893

Underwriting ratios:
Loss ratio	59.6%	56.3%	58.0%
Acquisition expense ratio (2)	29.2%	10.7%	20.4%
Other operating expense ratio	4.1%	14.1%	8.8%
Combined ratio	92.9%	81.1%	87.2%

(1)

Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)	The acquisition expense ratio is adjusted to include policy-related fee income.

	Three Months Ended December 31, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$296,439	$646,495	$914,222
Net premiums written	278,394	397,175	675,569

Net premiums earned	$408,286	$340,963	$749,249
Policy-related fee income	—	3,015	3,015
Other underwriting-related fee income	41	2,215	2,256
Losses and loss adjustment expenses	(231,097)	(217,397)	(448,494)
Acquisition expenses, net	(101,677)	(35,015)	(136,692)
Other operating expenses	(14,845)	(60,584)	(75,429)
Underwriting income	$60,708	$33,197	93,905

Net investment income			45,569
Net realized gains			10,154
Other fee income, net of related expenses			—
Other income (loss)			(1,948)
Other expenses			(4,855)
Interest expense			(5,620)
Net foreign exchange losses			(15,835)
Non-cash compensation			(1,406)
Income before income taxes			119,964
Income tax expense			(12,831)

Net income			$107,133

Underwriting ratios:
Loss ratio	56.6%	63.8%	59.9%
Acquisition expense ratio (2)	24.9%	9.4%	17.8%
Other operating expense ratio	3.6%	17.8%	10.1%
Combined ratio	85.1%	91.0%	87.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	Year Ended December 31, 2005
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,750,839	$2,325,632	$4,014,817
Net premiums written	1,657,472	1,481,300	3,138,772

Net premiums earned	$1,585,602	$1,392,114	$2,977,716
Policy-related fee income	—	3,379	3,379
Other underwriting-related fee income	5,035	1,953	6,988
Losses and loss adjustment expenses	(1,051,953)	(949,996)	(2,001,949)
Acquisition expenses, net	(442,116)	(137,804)	(579,920)
Other operating expenses	(52,100)	(220,846)	(272,946)
Underwriting income	$44,468	$88,800	133,268

Net investment income			232,902
Net realized losses			(53,456)
Other expenses			(24,101)
Interest expense			(22,504)
Net foreign exchange gains			22,180
Non-cash compensation			(2,854)
Income before income taxes			285,435
Income tax expense			(28,949)

Net income			$256,486

Underwriting ratios:
Loss ratio	66.3%	68.2%	67.2%
Acquisition expense ratio (2)	27.9%	9.7%	19.4%
Other operating expense ratio	3.3%	15.9%	9.2%
Combined ratio	97.5%	93.8%	95.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	Year Ended December 31, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,657,520	$2,146,188	$3,667,991
Net premiums written	1,588,048	1,391,984	2,980,032

Net premiums earned	$1,573,323	$1,342,559	$2,915,882
Policy-related fee income	—	15,323	15,323
Other underwriting-related fee income	601	3,274	3,875
Losses and loss adjustment expenses	(998,844)	(877,761)	(1,876,605)
Acquisition expenses, net	(408,692)	(155,225)	(563,917)
Other operating expenses	(46,058)	(212,631)	(258,689)
Underwriting income	$120,330	$115,539	235,869

Net investment income			143,705
Net realized gains			30,237
Other fee income, net of related expenses			224
Other income (loss)			(5,196)
Other expenses			(17,174)
Interest expense			(17,970)
Net foreign exchange losses			(17,438)
Non-cash compensation			(9,130)
Income before income taxes			343,127
Income tax expense			(26,228)

Net income			$316,899

Underwriting ratios:
Loss ratio	63.5%	65.4%	64.4%
Acquisition expense ratio (2)	26.0%	10.4%	18.8%
Other operating expense ratio	2.9%	15.8%	8.9%
Combined ratio	92.4%	91.6%	92.1%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	Three Months Ended December 31,
	2005		2004
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$187,443	44.7	$154,048	55.3
Property catastrophe	86,587	20.6	9,096	3.3
Property excluding property catastrophe	77,254	18.4	48,798	17.5
Marine and aviation	36,599	8.7	23,183	8.3
Other specialty	29,061	6.9	43,151	15.5
Other	3,011	0.7	118	0.1
Total	$419,955	100.0	$278,394	100.0

Net premiums earned
Casualty (1)	$190,758	45.9	$222,901	54.6
Property catastrophe	55,083	13.2	25,984	6.4
Property excluding property catastrophe	75,928	18.2	66,786	16.4
Marine and aviation	31,442	7.6	20,092	4.9
Other specialty	56,516	13.6	61,036	14.9
Other	6,224	1.5	11,487	2.8
Total	$415,951	100.0	$408,286	100.0

Net premiums written
Pro rata	$365,426	87.0	$231,584	83.2
Excess of loss	54,529	13.0	46,810	16.8
Total	$419,955	100.0	$278,394	100.0

Net premiums earned
Pro rata	$323,235	77.7	$289,934	71.0
Excess of loss	92,716	22.3	118,352	29.0
Total	$415,951	100.0	$408,286	100.0

Net premiums written by client location
United States	$208,696	49.7	$195,631	70.3
Bermuda	105,436	25.1	26,905	9.6
Europe	76,957	18.3	24,705	8.9
Canada	16,503	3.9	18,565	6.7
Asia and Pacific	4,467	1.1	3,729	1.3
Other	7,896	1.9	8,859	3.2
Total	$419,955	100.0	$278,394	100.0

(1) Includes professional liability and executive assurance business.

	Years Ended December 31,
	2005		2004
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$753,829	45.5	$828,672	52.2
Property excluding property catastrophe	339,643	20.5	281,317	17.7
Other specialty	251,519	15.2	243,474	15.3
Property catastrophe	162,519	9.8	103,372	6.5
Marine and aviation	108,981	6.6	89,156	5.6
Other	40,981	2.4	42,057	2.7
Total	$1,657,472	100.0	$1,588,048	100.0

Net premiums earned
Casualty (1)	$774,309	48.9	$777,625	49.4
Property excluding property catastrophe	293,776	18.5	277,115	17.6
Other specialty	247,344	15.6	284,998	18.1
Property catastrophe	121,999	7.7	99,952	6.4
Marine and aviation	105,141	6.6	88,750	5.6
Other	43,033	2.7	44,883	2.9
Total	$1,585,602	100.0	$1,573,323	100.0

Net premiums written
Pro rata	$1,314,048	79.3	$1,131,351	71.2
Excess of loss	343,424	20.7	456,697	28.8
Total	$1,657,472	100.0	$1,588,048	100.0

Net premiums earned
Pro rata	$1,199,798	75.7	$1,152,465	73.3
Excess of loss	385,804	24.3	420,858	26.7
Total	$1,585,602	100.0	$1,573,323	100.0

Net premiums written by client location
United States	$898,980	54.2	$943,972	59.4
Europe	437,663	26.4	350,263	22.1
Bermuda	188,321	11.4	136,566	8.6
Canada	76,110	4.6	93,530	5.9
Asia and Pacific	25,000	1.5	29,863	1.9
Other	31,398	1.9	33,854	2.1
Total	$1,657,472	100.0	$1,588,048	100.0

(1) Includes professional liability and executive assurance business.

The following tables set forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	Three Months Ended December 31,
	2005		2004
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$72,053	17.7	$64,245	16.2
Casualty	64,563	15.8	106,307	26.8
Programs	64,030	15.7	40,607	10.2
Professional liability	61,120	15.0	49,770	12.5
Executive assurance	55,962	13.7	38,867	9.8
Construction and surety	53,545	13.1	53,560	13.5
Healthcare	22,359	5.5	21,055	5.3
Other	14,352	3.5	22,764	5.7
Total	$407,984	100.0	$397,175	100.0

Net premiums earned
Property, marine and aviation	$61,856	16.4	$47,822	14.0
Casualty	65,187	17.3	70,340	20.6
Programs	64,750	17.2	62,572	18.4
Professional liability	59,887	15.9	55,604	16.3
Executive assurance	44,536	11.8	28,783	8.5
Construction and surety	49,504	13.1	39,533	11.6
Healthcare	16,331	4.3	14,783	4.3
Other	14,979	4.0	21,526	6.3
Total	$377,030	100.0	$340,963	100.0

Net premiums written by client location
United States	$359,757	88.2	$370,182	93.2
Europe	28,302	6.9	16,512	4.2
Other	19,925	4.9	10,481	2.6
Total	$407,984	100.0	$397,175	100.0

	Years Ended December 31,
	2005		2004
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$271,788	18.3	$289,816	20.8
Professional liability	235,612	15.9	194,904	14.0
Programs	232,156	15.7	284,911	20.5
Property, marine and aviation	228,642	15.4	178,654	12.8
Construction and surety	196,540	13.3	165,347	11.9
Executive assurance	181,777	12.3	128,224	9.2
Healthcare	70,928	4.8	62,885	4.5
Other	63,857	4.3	87,243	6.3
Total	$1,481,300	100.0	$1,391,984	100.0

Net premiums earned
Casualty	$284,340	20.4	$240,368	17.9
Professional liability	216,552	15.6	192,744	14.4
Programs	227,607	16.3	325,378	24.2
Property, marine and aviation	193,423	13.9	155,622	11.6
Construction and surety	186,005	13.4	175,969	13.1
Executive assurance	149,600	10.7	121,067	9.0
Healthcare	67,769	4.9	53,125	4.0
Other	66,818	4.8	78,286	5.8
Total	$1,392,114	100.0	$1,342,559	100.0

Net premiums written by client location
United States	$1,293,938	87.4	$1,330,165	95.6
Europe	107,283	7.2	29,397	2.1
Other	80,079	5.4	32,422	2.3
Total	$1,481,300	100.0	$1,391,984	100.0

Discussion of 2005 Fourth Quarter Performance

The reinsurance segment had underwriting income of $30.1 million and a combined ratio of 92.9% for the 2005 fourth quarter, compared to $60.7 million and 85.1% for the 2004 fourth quarter. In the 2005 fourth quarter, the reinsurance segment incurred estimated pre-tax net losses related to Hurricane Wilma of $28.2 million, after reinsurance recoveries and net of reinstatement premiums. Before reinsurance recoveries, such estimated losses were $120.5 million.

Gross premiums written by the reinsurance segment were $439.6 million in the 2005 fourth quarter, compared to $296.4 million for the 2004 fourth quarter. As a result of the significant catastrophic activity in 2005 and the impact of such events on the insurance market, the reinsurance segment was able to write certain property (both catastrophe and non-catastrophe) and marine business in the 2005 fourth quarter, which resulted in approximately $100.4 million of gross premiums written. Such business, which accounted for approximately 70% of the growth in gross premiums written, is not considered to be a recurring source of business in the future. In addition, the reinsurance segment’s casualty line of business included approximately $7.5 million of gross premiums written due to a change of effective dates on a contract, and the 2004 fourth quarter included the transfer out of a $16.3 million premium portfolio.

Net premiums written by the reinsurance segment were $420.0 million for the 2005 fourth quarter, compared to $278.4 million for the 2004 fourth quarter. The growth was primarily attributable to the factors noted above. Net premiums earned by the reinsurance segment were $416.0 million for the 2005 fourth quarter, compared to $408.3 million for the 2004 fourth quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the reinsurance segment was 59.6% for the 2005 fourth quarter, compared to 56.6% for the 2004 fourth quarter. The reinsurance segment’s incurred losses (before reinstatement premiums) for the 2005 fourth quarter included $29.4 million related to Hurricane Wilma and $6.3 million related to the 2005 third quarter hurricanes and the European floods, while the 2004 fourth quarter included $13.6 million related to the 2004 third quarter hurricanes and typhoon. The net increase in catastrophic activity in the 2005 fourth quarter resulted in a 5.3 point increase in the 2005 fourth quarter loss ratio. The loss ratio for the 2005 fourth quarter also reflected estimated net favorable development in prior year loss reserves of $16.7 million, compared to $22.0 million in the 2004 fourth quarter, with the net development in both periods primarily attributable to property and other short tail business. The net impact of the change in prior year development was a 1.3 point increase in the 2005 fourth quarter loss ratio. The 2005 fourth quarter loss ratio also reflected better results recorded in the reinsurance segment’s property lines of business and changes in their mix of business.

The underwriting expense ratio for the reinsurance segment was 33.3% in the 2005 fourth quarter, compared to 28.5% in the 2004 fourth quarter. The acquisition expense ratio for the 2005 fourth quarter was 29.2%, compared to 24.9% for the 2004 fourth quarter. The increase in the 2005 fourth quarter acquisition expense ratio was due, in part, to a higher amount of property business than in the 2004 fourth quarter, assessments related to the 2005 hurricane activity and changes in mix of business.

The insurance segment had underwriting income of $71.0 million and a combined ratio of 81.1% for the 2005 fourth quarter, compared to $33.2 million and 91.0% for the 2004 fourth quarter. In the 2005 fourth quarter, the insurance segment incurred estimated pre-tax net losses related to Hurricane Wilma of $29.9 million, after reinsurance recoveries and net of reinstatement premiums. Before reinsurance recoveries, such estimated losses were $66.6 million.

Gross premiums written by the insurance segment were $624.0 million for the 2005 fourth quarter, compared to $646.5 million for the 2004 fourth quarter. The decrease in gross premiums written in the 2005 fourth quarter primarily resulted from the non-renewal of one large policy. In addition, the quarter over quarter comparison reflected the sale of the insurance segment’s non-standard auto insurance operations in late 2004, which contributed $15.9 million in the 2004 period. Such amounts were partially offset by increased contributions in the property, professional liability and executive assurance lines from the insurance segment’s European operations, which became fully operational in the 2004 fourth quarter, and a higher level of U.S. program business which primarily resulted from increased volume from one program.

Ceded premiums written by the insurance segment were 34.6% of gross premiums written for the 2005 fourth quarter, compared to 38.6% for the 2004 fourth quarter. The decrease in the ceded percentage resulted, in part, from changes in the mix of business and the impact of the non-renewal of the large policy noted above, a significant percentage of which was ceded. In addition, the sale of the insurance segment’s non-standard auto insurance operations in late 2004, which ceded a large percentage of its gross premiums written, also contributed to the decrease in the 2005 ratio.

Net premiums written by the insurance segment were $408.0 million for the 2005 fourth quarter, compared to $397.2 million for the 2004 fourth quarter, with the increase primarily as a result of the reasons discussed above. Net premiums earned by the insurance segment were $377.0 million for the 2005 fourth quarter, compared to $341.0 million for the 2004 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 56.3% for the 2005 fourth quarter, compared to 63.8% for the 2004 fourth quarter. The insurance segment’s incurred losses (before reinstatement premiums) for the 2005 fourth quarter included $29.9 million related to Hurricane Wilma and $13.4 million related to the 2005 third quarter hurricanes, while the 2004 fourth quarter included $1.6 million related to the 2004 third quarter hurricanes. The net increase in catastrophic activity in the 2005 fourth quarter resulted in a 11.1 point increase in the 2005 fourth quarter loss ratio. The loss ratio for the 2005 fourth quarter also reflected estimated net favorable development in prior year loss reserves of $39.0 million, primarily in medium-tailed and longer-tailed lines of business, compared to $3.8 million in the 2004 fourth quarter. The net impact of the change in prior year development was a 9.3 point decrease in the 2005 fourth quarter loss ratio. The 2005 fourth quarter loss ratio also reflected better results recorded in the reinsurance segment’s property lines of business and changes in their mix of business.

The underwriting expense ratio for the insurance segment was 24.8% in the 2005 fourth quarter, compared to 27.2% in the 2004 fourth quarter. The acquisition expense ratio was 10.7% for the 2005 fourth quarter, compared to 9.4% for the 2004 fourth quarter. The acquisition expense ratio is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The increase in the acquisition expense ratio was due, in part, to changes in the mix of business and a decrease in the amount of policy-related fee income due to the sale of the insurance segment’s non-standard auto insurance operations in late 2004. The insurance segment’s other operating expense ratio was 14.1% for the 2005 fourth quarter, compared to 17.8% for the 2004 fourth quarter. The decrease in the operating expense ratio in the 2005 fourth quarter was due, in part, to a lower level of expenses in the insurance segment’s U.S. operations and the increased contribution from the insurance segment’s European operations in the 2005 period.

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.48 billion and $2.24 billion at December 31, 2005 and 2004, respectively. The shares and per share numbers set forth below exclude the effects of 5,637,108 and 6,172,199 stock options and 93,545 and 84,992 restricted stock units outstanding at December 31, 2005 and 2004, respectively, and 150,000 Class B warrants outstanding at December 31, 2004.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), a final adjustment basket was calculated in November 2005 based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement. No additional shares were issued as a result of such calculation. In addition, during the 2005 fourth quarter, all outstanding series A convertible preference shares of the Company were converted into an equal number of common shares of the Company pursuant to the certificate of designations relating to the preference shares.

	December 31, 2005		December 31, 2004
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	73,334,870	$33.82	34,902,923	$41.76
Series A convertible preference shares	—		37,348,150
Total	73,334,870	$33.82	72,251,073	$31.03

(1) Book value per common share at December 31, 2004 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $784.3 million by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.